UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary proxy statement.
|_|   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6
      (e)(2))
|_|   Definitive proxy statement.
|X|   Definitive additional materials.
|_|   Soliciting material under Rule 14a-12.

                           TRI-CONTINENTAL CORPORATION
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):
|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

(2)   Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)   Proposed maximum aggregate value of transaction:

(5)   Total fee paid:

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

                           Tri-Continental Corporation

                         an investment you can live with


                                                                 August 26, 2008

Dear Tri-Continental Stockholder:

Enclosed is a proxy statement seeking your vote to approve a new Investment Management Services Agreement ("Advisory Agreement") between Tri-Continental Corporation and RiverSource Investments, LLC ("RiverSource") and to elect ten new directors. The proxy statement contains important information, and we urge you to read it carefully.

This proxy statement is being sent, and your vote requested, because J. & W. Seligman & Co. Incorporated ("Seligman"), Tri-Continental's manager, has agreed to be acquired by RiverSource in a transaction that is likely to close in the fourth quarter of 2008. Consummation of the acquisition of Seligman will result in an assignment and automatic termination of Tri-Continental's current management agreement with Seligman. Tri-Continental's Board of Directors approved the Advisory Agreement as being in the best interests of Tri-Continental, and recommended it to stockholders for their approval, after careful consideration.

A certain group of stockholders (the "Group") declared their intent to vote against the approval of the Advisory Agreement and to solicit other stockholders to vote against approval. Given the holdings of these stockholders and the voting patterns in previous proxy contests, the Board believed that it would be very difficult, if not impossible, for Tri-Continental to obtain approval of the Advisory Agreement absent the agreement of these stockholders.

Tri-Continental and the Group entered into a settlement agreement on August 19, 2008 under which the Group agreed to vote in accordance with your Board's recommendations to approve the Advisory Agreement and to elect ten new directors. Tri-Continental agreed that following the acquisition of Seligman by RiverSource, and subject to certain conditions, it would conduct two tender offers provided that the Advisory Agreement is approved by stockholders at the upcoming special meeting. The terms of the agreement, including the terms of the proposed tender offers, are summarized in the enclosed proxy statement on pages 10 and 11.

This agreement meets a number of important goals: First, in recognition of the strong preference of many long-term stockholders, Tri-Continental would continue to operate as a closed-end fund, as it has since 1929; Second, Tri Continental's investment objective would remain unchanged; and Third, the Group and other stockholders would be provided with an opportunity to reduce or eliminate their holdings at a small discount to net asset value, although the first tender offer will not be attractive to most individual stockholders for the reasons discussed in the proxy statement.

There will be no obligation to participate in either tender offer. If no action is taken on your part, the number of shares you own of Tri-Continental will remain unchanged. The terms and conditions of the tender offers will be described in the tender offer documents.

Stockholders have repeatedly indicated their support for Tri-Continental's closed-end structure. The Board believes that the closed-end structure of Tri-Continental will be maintained as a result of the measures described above and in the enclosed proxy statement.

Sincerely,



William C. Morris                                             Brian T. Zino

Chairman                                                      President


The tender offers referred to herein, if made, will be made only by the Offers to Repurchase and related Letters of Transmittal. Stockholders should read these documents carefully when they become available, free of charge, at the website of the Securities and Exchange Commission (www.sec.gov). The Offers to Repurchase will not be made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which making or accepting the Offers to Repurchase would violate that jurisdiction's laws.